Exhibit 99.1

2901 Patrick Henry Drive Santa Clara, CA 95054 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
News Release

Echelon Reports Fourth Quarter 2015 Results

Santa Clara, Calif., February 11, 2016 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31, 2015.

•	Q4 Revenues: $9.6 million

•	Q4 GAAP Net Loss: $5.6 million; GAAP Net Loss per Share: $1.27

•	Q4 Non-GAAP Net Loss: $0.3 million; Non-GAAP Net Loss per Share: $0.07
Revenues were $9.6 million in the fourth quarter, down from $10.0 million in the previous quarter due to supply constraints and weather related delays, and down slightly from a year ago.
GAAP gross margin in the fourth quarter was 57.3% compared with 55.3% in the fourth quarter of 2014 due to higher margin product mix and lower indirect costs. Total operating expenses for the quarter increased to $11.3 million from $7.8 million in the same period last year and $6.8 million in the previous quarter due to a one-time, non-cash goodwill impairment charge of $5.7 million.

GAAP net loss for the fourth quarter was $5.6 million or $1.27 per share, compared with a net loss of $2.6 million, or $0.58 per share in the same period last year, and up from a net loss of $1.0 million, or $0.24 in the previous quarter due to the one-time goodwill impairment charge. Non-GAAP net loss for the fourth quarter was $0.3 million, or $0.07 per share, compared with a non-GAAP net loss of $2.2 million, or $0.50 per share for the fourth quarter of 2014, and $0.9 million, or $0.20 in the previous quarter.

“During 2015 we made significant progress on our strategic initiatives. We increased our lighting revenue by more than 50% with multiple wins across municipalities and retail enterprises and began to see design wins with our IzoT embedded platform,” said Ron Sege, Chairman and CEO of Echelon. “The re-tuning of our lighting sales coverage model should benefit us in the longer term, and with our significantly lower cost structure we believe we are on the right path to profitably and growth over the long term.”

Echelon’s guidance for the first quarter of 2016 is as follows:

•	Total revenues are expected to be $9.0 million to $9.4 million

•	Non-GAAP gross margin is expected to be in a range of 55% - 57%

•	Operating expenses are expected to be in a range of $6.2 million to $6.5 million

•	Non-GAAP loss per share is expected to be between $0.20 and $0.35, based on 4.4 million fully diluted weighted average shares outstanding.

•	GAAP loss per share is expected to be between $0.25 and $0.40 per share.

For those interested in further discussion regarding this release, Echelon's management will participate in a conference call today at 4:30 p.m. Eastern Time. To access the call, dial (800) 708-4539 or (847) 619-6396 outside the U.S and provide the confirmation number 41509590. An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.
Echelon’s management uses certain non-GAAP financial information, namely operating results from continuing operations excluding restructuring charges, litigation charges, impairment charges, the impact of stock-based compensation charges made in accordance with ASC 718 (formerly SFAS 123R), as well as certain other non-routine charges, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
About Echelon Corporation

Echelon Corporation (NASDAQ: ELON), a pioneer in developing open-standard control networking platforms, delivers elements necessary to design, install, monitor and control industrial-strength ‘communities of devices’ within the lighting, building automation, Internet of Things and related markets worldwide. Echelon sells its lighting products under the Lumewave by Echelon brand and its building automation and other IIoT-related products as part of its IzoT™ platform. With more than 100 million Echelon-powered devices installed worldwide, Echelon helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://iiot.echelon.com, or www.echelon.com and at the company's blog at blog.echelon.com.

Echelon, Echelon logo, LumInsight and Lumewave by Echelon are trademarks of Echelon Corporation that may be registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

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Risk Factors Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended,

and is subject to the safe harbor created thereby. Echelon advises caution in reliance on forward-looking statements. Forward looking statements include, without limitation, the Company’s opportunities for future growth, and the Company’s guidance for the first quarter of 2016. Actual results could differ materially from those projected in forward-looking statements as a result of a number of risks and uncertainties. Such risks and uncertainties, include, but are not limited to, risks associated with the continued development and growth of markets for Echelon's products; failure to achieve revenue estimates or maintain expense controls; circumstances that may delay the time frame for achieving our business outlook; the timely development of Echelon's products and services and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon's SEC filings. The discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission, including reports on its most recently filed Form 10-K and Form 10-Q. The financial information presented in this release reflects estimates based on information that is available to us at this time. Actual results, events and performance may differ materially. Echelon undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in Echelon's Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Investor Relations Contacts:
Annie Leschin
StreetSmart Investor Relations
+1 (415) 775-1788
annie@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$7,691	$13,340
Restricted investments	1,401	1,401
Short-term investments	16,978	28,829
Accounts receivable, net	4,030	3,948
Inventories	2,893	3,243
Deferred cost of goods sold	1,122	935
Other current assets	1,109	1,084
Current assets of discontinued operations held for sale	—	597
Total current assets	35,224	53,377
Property and equipment, net	595	10,190
Other long-term assets	2,227	8,043
Long-term assets of discontinued operations held for sale	—	36
	$38,046	$71,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,267	$3,614
Accrued liabilities	2,981	2,844
Current portion of lease financing obligations	—	2,459
Deferred revenues	3,359	3,126
Current liabilities of discontinued operations held for sale	—	1,024
Total current liabilities	8,607	13,067
Long-term liabilities	518	15,402
Total stockholders’ equity	28,921	43,177
	$38,046	$71,646

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$9,590	$9,647	$38,804	$38,730
Cost of revenues (1)	4,093	4,316	16,528	16,818
Gross profit	5,497	5,331	22,276	21,912
Operating expenses:
Product development (1)	2,341	2,286	9,747	9,510
Sales and marketing (1)	1,602	2,498	7,832	9,098
General and administrative (1)	1,694	2,847	9,249	13,734
Goodwill impairment	5,698	—	5,698	—
Lease termination charges	—	—	3,337	—
Loss on write down of property and equipment	—	—	—	4,409
Restructuring charges	—	164	—	391
Total operating expenses	11,335	7,795	35,863	37,142
Loss from continuing operations	(5,838)	(2,464)	(13,587)	(15,230)
Interest and other income, net	227	269	791	930
Interest expense on lease financing obligations	(2)	(261)	(387)	(1,100)
Loss from continuing operations before provision for income taxes	(5,613)	(2,456)	(13,183)	(15,400)
Income tax expense (benefit)	(14)	97	50	211
Net loss from continuing operations attributable to Echelon Corporation Stockholders	$(5,599)	$(2,553)	$(13,233)	$(15,611)
Net loss from discontinued operations, net of income taxes	—	—	—	(9,250)
Net loss from discontinued operations attributable to non-controlling interest, net of income taxes	—	—	—	535
Net loss from discontinued operations attributable to Echelon Corporation Stockholders, net of income taxes	—	—	—	(8,715)
Net loss attributable to Echelon Corporation Stockholders	$(5,599)	$(2,553)	$(13,233)	$(24,326)

Basic and diluted net loss per share from continuing operations attributable to Echelon Corporation Stockholders	$(1.27)	$(0.58)	$(3.00)	$(3.59)
Basic and diluted net loss per share from discontinued operations attributable to Echelon Corporation Stockholders	$0.00	$0.00	$0.00	$(2.00)
Basic and diluted net loss per share attributable to Echelon Corporation Stockholders	$(1.27)	$(0.58)	$(3.00)	$(5.59)

Shares used in computing net loss per share:
Basic	4,416	4,390	4,409	4,350
Diluted	4,416	4,390	4,409	4,350

(1) Amounts include stock-based compensation costs as follows:
Cost of revenues	$28	$56	$(74)	$292
Product development	75	(36)	304	(73)
Sales and marketing	17	30	(92)	206
General and administrative	65	153	156	1,114
Discontinued operations	—	—	—	(342)
Total stock-based compensation expenses	$185	$203	$294	$1,197

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP net loss	$(5,599)	$(2,553)	$(13,233)	$(24,326)

Stock-based compensation	185	203	294	1,539
Goodwill impairment	5,698	—	5,698	—
Adjustment to contingent consideration	(577)	—	(577)	—
Lease termination charges	—	—	3,337	—
Loss on write down of property and equipment	—	—	—	4,409
Restructuring charges	—	164	—	391
Loss from discontinued operations	—	—	—	8,715
Total non-GAAP adjustments to earnings from operations	5,306	367	8,752	15,054
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	$(293)	$(2,186)	$(4,481)	$(9,272)
Non-GAAP net loss per share:
Diluted	$(0.07)	$(0.50)	$(1.02)	$(2.13)
Shares used in computing net loss per share:
Diluted	4,416	4,390	4,409	4,350

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2015	2014

Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interest	$(13,233)	$(24,861)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,767	3,350
Reduction of allowance for doubtful accounts	(19)	(57)
Lease termination charges	3,337	—
Goodwill impairment charges	5,698	3,388
Loss on disposal of and write down of property, equipment and other	81	5,217
Loss on disposal of Grid business	—	254
Increase in accrued investment income	(32)	(32)
Stock-based compensation	294	1,197
Adjustment to contingent consideration	(650)	43
Change in operating assets and liabilities:
Accounts receivable	(53)	2,536
Inventories	409	1,757
Deferred cost of goods sold	277	209
Other current assets	356	1,007
Accounts payable	(1,309)	(81)
Accrued liabilities	(232)	(4,034)
Deferred revenues	(707)	(846)
Deferred rent	(45)	(35)
Net cash used in operating activities	(4,061)	(10,988)

Cash flows provided by (used in) investing activities:
Purchases of available‑for‑sale short‑term investments	(16,974)	(28,975)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	28,852	48,000
Change in other long‑term assets	(795)	29
Cash paid for acquisition, net of cash acquired	—	(924)
Proceeds from divestiture of Grid business	—	2,144
Capital expenditures	(306)	(746)
Net cash provided by investing activities	10,777	19,528

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(11,278)	(2,064)
Proceeds from exercise of stock options	—	17
Restricted cash used as collateral for line of credit	—	(6,250)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(154)	(422)
Net cash used in financing activities	(11,432)	(8,719)

Effect of exchange rates on cash:	(933)	(1,129)
Net change in cash and cash equivalents	(5,649)	(1,308)
Cash and cash equivalents:
Beginning of period	13,340	14,648
End of period	$7,691	$13,340